Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture, dated as of April 12, 2017 (this “Supplemental Indenture”), among The WhiteWave Foods Company, a Delaware corporation (the “Company”), Danone S.A., a société anonyme organized under the laws of France (“Danone”), and Wells Fargo Bank, National Association, as trustee hereunder (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (as defined below), the Second Supplemental Indenture (as defined below), the Third Supplemental Indenture (as defined below), and the Fourth Supplemental Indenture (as defined below), the “Indenture”), dated as of September 17, 2014, providing for the issuance from time to time of series of its Securities;

WHEREAS, the Company and the guarantors party thereto have heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture”), dated as of September 17, 2014, providing for the issuance of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Company and Turtle Mountain, LLC (“Turtle Mountain”) have heretofore executed and delivered to the Trustee a supplemental indenture (the “Second Supplemental Indenture”), dated as of January 23, 2015, providing for the guarantee by Turtle Mountain of the obligations of the Company under the Notes and the Indenture;

WHEREAS, the Company and Vega US, LLC (“Vega”) have heretofore executed and delivered to the Trustee a supplemental indenture (the “Third Supplemental Indenture”), dated as of October 16, 2015, providing for the guarantee by Vega of the obligations of the Company under the Notes and the Indenture;

WHEREAS, the Company and the Trustee have heretofore executed and delivered to the Trustee a supplemental indenture (the “Fourth Supplemental Indenture”), dated as of November 21, 2016, adding new Section 10.04 and Article XVII to the Base Indenture and effecting amendments to Sections 1.01, 1.02, and 5.01 thereof;

WHEREAS, Section 14.01 of the Base Indenture provides that the Company and Trustee may enter into one or more indentures supplemental to the Base Indenture to add guarantors with respect to any series of Securities;

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company, Danone and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes, as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. From this date, in accordance with Section 17.01 of the Base Indenture and by executing this Supplemental Indenture, Danone is subject to the provisions of the Indenture to the extent provided for in Article XVII of the Base Indenture.

3. EFFECTIVENESS. This Supplemental Indenture shall become effective upon execution by all parties hereto.

4. NO RECOURSE AGAINST OTHERS. No recourse shall be had for the payment of the principal of, or the premium, if any, or interest on, the Notes or for any claim based thereon or otherwise in respect thereof or of the Indebtedness represented thereby, or upon any obligation, covenant or agreement of the Notes, the Danone Guarantee, the Guaranties, this Supplemental Indenture or the Indenture, against any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company, Danone or any Guarantor (as defined in the First Supplemental Indenture) or of any successor corporation, either directly or through the Company, Danone, any Guarantor or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Supplemental Indenture, the Indenture, the Notes, the Danone Guarantee and the Guaranties are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company, Danone, any Guarantor or of any successor corporation, either directly or through the Company, Danone, any Guarantor or any successor corporation, because of the incurring of the Indebtedness thereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in this Supplemental Indenture, the Indenture, the Notes, the Danone Guarantee or the Guaranties, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such director, officer, employee, incorporator, member or stockholder is, by the acceptance of the Notes and as a condition of, and as part of the consideration for, the execution of the Indenture and the issue of the Notes and the Guaranties expressly waived and released.

5. NEW YORK LAW TO GOVERN; WAIVER OF TRIAL BY JURY. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and Danone.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DANONE S.A.

By:	/s/ Florence Saliba
	Name:	Florence Saliba
	Title:	Vice President, Financing & Treasury

THE WHITEWAVE FOODS COMPANY

By:	/s/ David C. Oldani
	Name:	David C. Oldani
	Title:	Senior Vice President – Treasurer & Investor Relations

WELLS FARGO BANK, NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President